Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-145845

The information in this pricing supplement is not complete and may be changed.

Subject to completion

Preliminary Pricing Supplement dated December 22, 2008

Pricing Supplement to the Prospectus dated August 27, 2008 and the Prospectus Supplement dated August 27, 2008

$ [—] iPath® S&P 500 VIX Short-Term Futures™ ETN

$ [—] iPath® S&P 500 VIX Mid-Term Futures™ ETN

This pricing supplement relates to 2 series of iPath® Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of one series of ETNs is linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR and the return of the other series of ETNs is linked to the performance of the S&P 500 VIX Mid-Term Futures™ Index TR (each, an “Index” and collectively, the “Indices”). The Indices are designed to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index (the “VIX Index”). The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index to which your series of ETNs is linked, less an investor fee (and, in the case of early redemption, a redemption charge). The principal terms of each series of ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Medium-Term Notes, Series A

Issuance and Maturity: The ETNs are each expected to be first issued on [—], 2009; and are each due on [—], 2019.

Inception Date: [—]

Secondary Market, CUSIP Numbers and ISINs: We plan to apply to list all ETNs on the NYSE Arca stock exchange (“NYSE Arca”). The ticker symbols, CUSIP numbers and ISINs for the respective ETNs are as follows:

ETNs	Ticker Symbol	CUSIP	ISIN
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	06740C527	US06740C5278
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	06740C519	US06740C5195

If our application is approved and to the extent that a series of ETNs is listed and an active secondary market in that series of ETNs exists, we expect that investors will purchase and sell the ETNs in that series primarily in this secondary market.

Underlying Indices

The return on each series of ETNs is linked to the performance of the relevant Index. Each Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. Each index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the 3-month U.S. Treasury rate. The S&P 500 VIX Short-Term Futures™ Index TR targets a constant weighted average futures maturity of 1 month. The S&P 500 VIX Mid-Term Futures™ Index TR targets a constant weighted average futures maturity of 5 months. The Indices were created by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (the “index sponsor”). The index sponsor calculates the level of the relevant Index daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes it on the Bloomberg pages specified herein as soon as practicable thereafter.

Payment at Maturity

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the applicable closing indicative value on the applicable final valuation date.

Closing Indicative Value: The closing indicative value for any given series of ETNs on any given calendar day will be calculated in the following manner: The closing indicative value on the inception date will equal $100. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee for that series on such calendar day. An “index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Daily Index Factor: The daily index factor for any series of ETNs on any index business day will equal (1) the closing level of the Index for that series on such index business day divided by (2) the closing level of the Index for that series on the immediately preceding index business day.

Investor Fee: The investor fee for any series of ETNs is 0.89% per year times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.89% times (2) the closing indicative value for that series on the immediately preceding calendar day times (3) the daily index factor for that series on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year.

Because the investor fee reduces the amount of your return at maturity or upon redemption, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the applicable Index is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption, the redemption charge), or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Cover Page, continued:

Early Redemption

Early Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs – Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment per ETN equal to the applicable closing indicative value on the applicable valuation date minus the redemption charge. You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.

Redemption Charge: The redemption charge is a one-time charge imposed upon early redemption and is equal to 0.05% times the daily closing indicative value on the valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

Redemption Date: A redemption date for each series of ETNs is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Valuation Date: A valuation date is each business day from [—], 2009 to [—], 2019, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to [—], 2019 as the “final valuation date” for the ETNs.

Trading Day: A trading day with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

We intend to sell a portion of each series of ETNs on their respective inception dates at 100% of their stated principal amount. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of each series of ETNs after their respective inception dates will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the ETNs are sold to the public (or, in the case of ETNs sold through dealers, 100% of the price at which the ETNs are sold to those dealers). Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Barclays Global Investors Services or Barclays Global Investors Fund Distribution Company, each an affiliate of Barclays Bank PLC and a member of the Financial Industry Regulatory Authority, Inc. (formerly NASD, Inc), may receive a portion of the investor fee for marketing services. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this pricing supplement is not complete and may be changed.

Patent pending

Pricing Supplement dated     , 2009

Issued in denominations of $100.00

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-3
DESCRIPTION OF MEDIUM-TERM NOTES	S-20
TERMS OF THE NOTES	S-30
INTEREST MECHANICS	S-36
CERTAIN FEATURES OF THE NOTES	S-38
REFERENCE ASSETS	S-47
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-87
PLAN OF DISTRIBUTION	S-88
USE OF PROCEEDS AND HEDGING	S-90
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-91
VALIDITY OF SECURITIES	S-104

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF PREFERENCE SHARES	24
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	30
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	52
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	56
WHERE YOU CAN FIND MORE INFORMATION	56
FURTHER INFORMATION	57
VALIDITY OF SECURITIES	57
EXPERTS	57
EXPENSES OF ISSUANCE AND DISTRIBUTION	57

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of 2 series of iPath® Exchange Traded Notes (the “ETNs”) linked to the performance of either the S&P 500 VIX Short-Term Futures™ Index TR or the S&P 500 VIX Mid-Term Futures™ Index TR (each, an “Index” and collectively, the “Indices”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 27, 2008 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 27, 2008, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as any series of the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs of that Series.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

Each series of ETNs are medium-term notes that are uncollateralized debt securities and are linked to the performance of an underlying Index that is designed to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. The two series of ETNs comprise:

•

One series of ETNs that is linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR that is calculated based on the strategy of continuously owning a rolling portfolio of one-month and two-month VIX futures to target a constant weighted average futures maturity of 1 month; and

•

One series of ETNs that is linked to the performance of the S&P 500 VIX Mid-Term Futures™ Index TR that is calculated based on the strategy of continuously owning a rolling portfolio of four-month, five-month, six-month and seven-month VIX futures to target a constant weighted average futures maturity of 5 months.

The ETNs will be issued in denominations of $100.00.

The Indices

The return on each series of ETNs is linked to the performance of the Index to which such ETNs are linked. Each Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility in the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. Each index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the 3-month U.S. Treasury rate. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction or movement of the VIX Index. The index sponsor calculates the level of the relevant Index on each index business day and publishes it on the applicable Bloomberg pages specified herein as soon as practicable thereafter.

Inception, Issuance and Maturity

The inception date is [—]. Each of the ETNs is expected to be first issued on [—], 2009, and each is due on [—], 2019.

Payment at Maturity or Upon Redemption

If you have not previously redeemed your ETNs, you will receive a cash payment per ETN in that series equal to the closing indicative value for that series on the applicable final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs of any series on any redemption date for that series during the term of the ETNs of any series, provided that you present at least 25,000 ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for the relevant series for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative value for that series on the applicable valuation date minus the redemption charge.

The “closing indicative value” for a series of ETNs on any calendar day will be calculated in the following manner. The closing indicative value on the inception date will equal $100. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee for that series on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The “daily index factor” for any series of ETNs on any index business day will equal (1) the closing level of the Index for that series on such index business day divided by (2) the closing level of the Index for that series on the immediately preceding index business day.

The “investor fee” for any series of ETNs is 0.89% per year times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.89% times (2) the closing indicative value for that series on the immediately preceding calendar day times (3) the daily index factor for that series on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year.

The “redemption charge” is a one-time charge imposed upon early redemption and is equal to 0.05% times the daily closing indicative value on the valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

An “index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

A “valuation date” is each business day from [—], 2009 to [—], 2019, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.

A “trading day” for any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on NYSE Arca, and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

A “redemption date” for each series of ETNs is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

We will not pay you interest during the term of the ETNs.

For a further description of how your payment at maturity or redemption will be calculated, see “—Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon redemption, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the applicable Index is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption, the redemption charge), or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your ETNs?

We plan to apply to list all series of ETNs on NYSE Arca. To the extent that a series of ETNs is listed and an active secondary market in that series of ETNs exists, we expect that investors will purchase and sell the ETNs in that series primarily in this secondary market.

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value minus the redemption charge, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment – If the level of the Index underlying your ETNs decreases or does not increase sufficiently to offset any negative effect of the investor fee, (and, in the case of early redemption, the redemption charge), you may receive less than your original investment in the ETNs at maturity or upon redemption.

•

Market and Volatility Risk – The return on each series of ETNs is linked to the performance of an Index which, in turn, is linked to the prices of one or more futures contracts on the VIX Index. The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of each Index and the value of your ETNs in unforeseeable ways.

•	No Interest Payments – You will not receive any periodic interest payments on your ETNs.

•

A Trading Market for the ETNs May Not Exist – Although we plan to apply to list the ETNs on NYSE Arca, a trading market for any series of ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as result of any listing of the ETNs subsequent to their issuance or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs. If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•

You believe the value of the Index underlying your ETNs will increase by an amount sufficient to offset the investor fee (and, in the case of early redemption, the redemption charge) during the term of the ETNs.

•	You seek an investment with a return linked to the forward implied volatility of the S&P 500® Index.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•

You believe the value of the Index underlying your ETNs will decrease or will not increase by an amount sufficient to offset the investor fee (and, in the case of early redemption, the redemption charge) during the term of the ETNs

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, you should treat the ETNs for all tax purposes as a pre-paid contract with respect to the applicable Index. If the ETNs are so treated, you should recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The United States federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your ETNs should be treated as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Supplemental Tax Considerations — Supplemental U.S. Tax Considerations” in this pricing supplement.

Hypothetical Examples

The following examples show how a series of ETNs would perform in hypothetical circumstances, assuming a starting level for the relevant Index of 100. We have included two examples in which the relevant Index has increased by approximately 30% at maturity, as well as two examples in which the relevant Index has decreased by approximately 84% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the respective Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Yearly Fee	Days	Principal	Starting Index
0.89%	365	$100.00	100.00

A	B	C	D	E	F	G
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value	Indicative Value after Redemption Charge
A	B	B / Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E	F – (F x 0.05%)
0	100.000	1.00	$0.00	$0.00	$100.00	$99.95
1	76.005	0.76	$0.68	$0.68	$75.33	$75.29
2	79.275	0.79	$0.71	$1.38	$77.89	$77.85
3	110.388	1.10	$0.98	$2.36	$108.02	$107.97
4	104.451	1.04	$0.93	$3.29	$101.16	$101.11
5	127.987	1.28	$1.14	$4.43	$123.55	$123.49
6	145.295	1.45	$1.29	$5.73	$139.57	$139.50
7	137.527	1.38	$1.22	$6.95	$130.58	$130.51
8	133.049	1.33	$1.18	$8.13	$124.92	$124.85
9	125.088	1.25	$1.11	$9.25	$115.84	$115.78
10	130.490	1.30	$1.16	$10.41	$120.08	$120.02

		Annualized Index Return			2.70%
		Annualized ETN Total Return			1.85%

Hypothetical Examples

A	B	C	D	E	F	G
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value	Indicative Value after Redemption Charge
A	B	B /Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E	F – (F x 0.05%)
0	100.000	1.00	$0.00	$0.00	$100.00	$99.95
1	120.577	1.21	$1.07	$1.07	$119.50	$119.44
2	129.276	1.29	$1.15	$2.22	$127.05	$126.99
3	120.778	1.21	$1.07	$3.30	$117.48	$117.42
4	98.411	0.98	$0.88	$4.17	$94.24	$94.19
5	62.184	0.62	$0.55	$4.73	$57.46	$57.43
6	56.616	0.57	$0.50	$5.23	$51.38	$51.36
7	76.210	0.76	$0.68	$5.91	$70.30	$70.27
8	70.900	0.71	$0.63	$6.54	$64.36	$64.33
9	94.261	0.94	$0.84	$7.38	$86.88	$86.84
10	130.490	1.30	$1.16	$8.54	$121.95	$121.89

		Annualized Index Return			2.70%
		Annualized ETN Total Return			2.00%

Hypothetical Examples

A	B	C	D	E	F	G
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value	Indicative Value after Redemption Charge
A	B	B / Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E	F – (F x 0.05%)
0	100.000	1.00	$0.00	$0.00	$100.00	$99.95
1	79.098	0.79	$0.70	$0.70	$78.39	$78.35
2	63.200	0.63	$0.56	$1.27	$61.93	$61.90
3	56.913	0.57	$0.51	$1.77	$55.14	$55.11
4	55.648	0.56	$0.50	$2.27	$53.38	$53.35
5	56.379	0.56	$0.50	$2.77	$53.61	$53.58
6	54.691	0.55	$0.49	$3.26	$51.43	$51.41
7	42.483	0.42	$0.38	$3.63	$38.85	$38.83
8	32.465	0.32	$0.29	$3.92	$28.54	$28.53
9	22.719	0.23	$0.20	$4.13	$18.59	$18.58
10	16.068	0.16	$0.14	$4.27	$11.80	$11.79

		Annualized Index Return			-16.71%
		Annualized ETN Total Return			-19.24%

Hypothetical Examples

A	B	C	D	E	F	G
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value	Indicative Value after Redemption Charge
A	B	B / Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E	F – (F x 0.05%)
0	100.000	1.00	$0.00	$0.00	$100.00	$99.95
1	105.458	1.05	$0.94	$0.94	$104.52	$104.47
2	93.904	0.94	$0.84	$1.77	$92.13	$92.08
3	65.778	0.66	$0.59	$2.36	$63.42	$63.39
4	64.932	0.65	$0.58	$2.94	$61.99	$61.96
5	46.901	0.47	$0.42	$3.36	$43.55	$43.52
6	40.389	0.40	$0.36	$3.71	$36.67	$36.66
7	35.378	0.35	$0.31	$4.03	$31.35	$31.33
8	20.439	0.20	$0.18	$4.21	$16.23	$16.22
9	18.474	0.18	$0.16	$4.38	$14.10	$14.09
10	16.068	0.16	$0.14	$4.52	$11.55	$11.54

		Annualized Index Return			-16.71%
		Annualized ETN Total Return			-19.42%

RISK FACTORS

The ETNs are unsecured promises of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the underlying Index. Investing in the ETNs of any series is not equivalent to investing directly in the VIX Index. See “The Indices—General Information” as well as the Index-specific sections in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain. See “Supplemental Tax Considerations” in this pricing supplement.

Even If the Level of the Underlying Index at Maturity or Upon Redemption Is Greater than it Was on the Inception Date, You May Receive Less than the Principal Amount of Your ETNs

Since the investor fee reduces the amount of your return at maturity or upon redemption, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the Index underlying your ETNs will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year. Therefore, if the Index level does not increase or the increase in the level of the Index underlying your ETNs is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption, the redemption charge), or the level of the Index underlying your ETNs decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

You Will Not Benefit from any Increase in the Level of the Underlying Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index underlying your ETNs is insufficient to offset the negative effect of the investor fee (and in the case of early redemption, the redemption charge) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon redemption. This will be true even if the level of the Index underlying your ETNs as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee and redemption charge.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs. As an owner of a series of the ETNs, you will not have rights that investors in the index components included in the Index underlying your ETNs may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery of amounts in respect of the futures contracts included in the Index underlying your ETNs.

The VIX Index Is a Theoretical Calculation and Is Not a Tradable Index

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contained in the Index is based on this theoretically derived calculation. As a result the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs of the same series at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs – Redemption Procedures” in this pricing supplement for more information.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the index components and Index will affect the market value of the ETNs more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•

prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Your ETN Is Not Linked to the VIX Index and the Value of Your ETN May Be Less Than It Would Have Been Had Your ETN Been Linked to the VIX Index

The value of your ETNs will be linked to the value of the underlying Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The Index underlying your ETNs is based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your ETNs may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of VIX Index futures to rise. Accordingly, a hypothetical investment that was linked directly to the VIX Index could generate a higher return than your ETNs.

The VIX Index Is A Measure of Forward Volatility of the S&P 500® Index and Your ETN Is Not Linked to the Options Used to Calculate the VIX Index, to the Actual Volatility of the S&P 500® Index or the Equity Securities Included in the S&P 500® Index, Nor Will the Return on Your ETN Be a Participation in the Actual Volatility of the S&P 500® Index

The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index. The value of your ETNs is based on the value of the relevant futures on the VIX Index included in the Index underlying your ETNs. Your ETNs are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

Changing Prices of the Futures Contracts Included in the Index May Result in a Reduced Amount Payable at Maturity or Upon Redemption

Each underlying Index is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Indices approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related VIX Index price relative to the unwind price of the relevant VIX Index futures contract at the time of hypothetical sale of the contract. The contracts included in the Indices have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. VIX futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Index underlying your ETNs and, accordingly, decrease the payment you receive at maturity or upon redemption.

The Level of the VIX Index Has Historically Reverted to a Long-Term Mean Level and Any Increase in the Spot Level of the VIX Index Will Likely Continue To Be Constrained

In the past, the level of the VIX Index has typically reverted over the longer term to a historical mean, and its absolute level has been constrained within a band. It is likely that spot level of the VIX Index will continue to do so in the future, especially when the current economic uncertainty recedes. If this happens, the value of futures contracts on the VIX Index will likely decrease, reflecting the market expectation of reduced volatility in the future, and the potential upside of your investment in your ETNs will correspondingly be limited as a result.

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the S&P 500® Index, the VIX Index or the Underlying Indices Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the Index sponsor and the CBOE concerning the calculation of the level of the S&P 500® Index, the VIX Index and the underlying Indices, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Index, the VIX Index or the underlying Indices, respectively, could affect the value of the underlying Indices and, therefore, the amount payable on your ETNs at maturity or upon redemption and the market value of your ETNs prior to maturity.

S&P can add, delete or substitute the equity securities underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. S&P can also add, delete or substitute the futures contracts underlying the underlying Indices or make other methodological changes that could change the level of the Indices. The changing of equity securities included in the S&P 500® Index may affect the S&P 500® Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index. The changing of the futures contracts underlying the Indices may affect the performance of the Indices in similar ways. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index or any of the Indices. Any of these actions could adversely affect the value of your ETNs. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index or the Indices. See “The S&P 500® Index” and “The Indices” below.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your ETNs. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your ETNs. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your ETNs. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “The VIX Index” below.

If events such as these occur, or if the value of any underlying Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of such Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Modification To The Indices—Market Disruption and Force Majeure Events Relating to the ETNs” and “—Role of Calculation Agent”.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for any series of ETNs be postponed by more than five trading days. As a result, the maturity date or a redemption date for a series of ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. See “Modification To The Indices—Market Disruption and Force Majeure Events Relating to the ETNs” in this pricing supplement.

The Indices May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Indices are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, any Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Indices and VIX Index Futures Have Limited Historical Information

The Indices underlying the ETNs were created in December 2008 and the index sponsor has published limited information about how the Indices would have performed had they been calculated in the past. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Indices and the VIX Index futures that underlie them are of recent origin and limited or no historical performance data exists with respect to them, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each Index makes use of as the basis for an investment decision.

Historical Levels of Comparable Indices Should Not Be Taken as an Indication of the Future Performance of any Index During the Term of the ETNs

It is impossible to predict whether any Index underlying the ETNs will rise or fall. The actual performance of the Indices over the term of their respective series of ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Indices and Your ETNs

Because the value of each the Indices is linked, in part, to the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on specified Treasury Bill rate, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the index components included in the Index to which your ETNs are linked remain constant, an increase in the Treasury Bill rate of interest will increase the value of each Index and, therefore, the value of your ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the value of each Index and, therefore, the value of your ETNs.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we plan to list all series of ETNs on NYSE Arca, a trading market for either such series of ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as result of any listing of the ETNs subsequent to their issuance or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we intend to sell a portion of each series of ETNs on their respective inception dates, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs of any series outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the ETNs. Accordingly, the liquidity of the market for any series of ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must pay a redemption charge and redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.

The Policies of the Index Sponsor and Changes That Affect the Index Methodology or the Futures Contracts Underlying an Index Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the level of each Index could affect the value of the Index and, therefore, the amount payable on the ETNs at maturity or upon redemption and the market value of the ETNs prior to maturity.

As described in “Modifications to the Indices” in this pricing supplement, the index sponsor may modify the methodology for calculating the value of any Index or make certain other changes to the way in which an Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of an Index, in which case it may become difficult to determine the market value of such Index. Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Modification To The Indices—Market Disruption Events and Force Majeure Events Relating to the ETNs” and “Specific Terms of the ETNs—Role of Calculation Agent”.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Indices, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under any series of ETNs by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-

dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of those items and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Indices, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the ETNs of any series at maturity or upon redemption of that series. For a more detailed description of the calculation agent’s role. See “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of any given Index, it may become difficult to determine the market value of the ETNs of the relevant series. If events such as these occur, or if the value of the relevant Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the relevant Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs of any series, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the ETNs could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

In addition, one member of the House of Representatives introduced a bill that, if enacted, may require holders of ETNs purchased after the bill is enacted to accrue interest income over the term of the ETNs despite the fact that there will be no interest payments over the term of the ETNs. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as potential alternative characterizations for your ETNs, please see the discussion under “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations” below.

THE INDICES – GENERAL INFORMATION

We have derived the following description of the Indices from the S&P U.S. Index Committee Rules, which governs the management and calculation of the Indices and is published by the index sponsor. We have also derived certain information about the Indices, the S&P 500® Index and the VIX Index from public sources without independent verification.

Each Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in the relevant futures contract or contracts on the VIX Index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the 3-month U.S. Treasury rate. Specifically, the S&P 500 VIX Short-Term Futures™ Index TR measures the return from a daily rolling long position in the first and second month VIX futures contracts, and the S&P 500 VIX Mid-Term Futures™ Index TR measures the return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts. The total return feature of each Index is based upon interest accrual and reinvestment into the return of the notional value of the relevant Index based on the 3-month U.S. Treasury rate.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this index supplement or the accompanying prospectus supplement and prospectus.

Publication of Index Values

The level of each of the Indices is calculated in accordance with the method described in “—Composition of the Indices” below. The value of each Index in real time and at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the following ticker symbols:

Index	Ticker
S&P 500 VIX Short-Term Futures™ Index TR	SPVIXSTR
S&P 500 VIX Mid-Term Futures™ Index TR	SPVIXMTR

Each Index is calculated as described below under “—Composition of the Indices” and “—Calculation of the Indices.” We will first describe the S&P 500® Index and the VIX Index and provide an overview of the futures markets generally before describing the Indices in detail.

The S&P 500® Index

The index sponsor publishes the S&P 500® Index. The S&P 500® Index is intended to provide a broad performance benchmark for the U.S. equity markets. The daily calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

The index sponsor chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

The VIX Index

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500® Index.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500® Index will increase may buy VIX futures, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500® Index will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “VX.”

Futures Markets

Each of the Indices is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Indices are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Indices

The S&P 500 VIX Short-Term Futures™ Index TR and the S&P 500 VIX Mid-Term Futures™ Index TR are indices composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and are intended to reflect the returns that are potentially available through (1) an unleveraged investment in those contracts plus (2) the rate of interest that could be earned on the return on the notional value of the Index at the specified Treasury Bills rate, which is then reinvested in the Index.

The Indices are rolling Indices, each of which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Indices are composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Indices operate by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and each Index is a “rolling index”. The constant weighted average maturity for the futures underlying the S&P 500 VIX Short-Term Futures™ Index TR is one month and for the futures underlying the S&P 500 VIX Mid-Term Futures™ Index TR is five months.

Calculation of the Indices

The Indices model returns from a long VIX futures position that is rolled continuously throughout the period between futures expiration dates. The total return version of the Indices incorporates interest accrual on the return of the notional value of the Indices and reinvestment of returns and interest into the Indices. Interest accrues based on the 3-month U.S. Treasury rate. The S&P 500 VIX Short-Term Futures™ Index measures the return from a rolling long position in the first and second month VIX futures contracts. The Index rolls continuously throughout each month from the first month VIX futures contract into the second month VIX futures contract. The S&P 500 VIX Mid-Term Futures™ Index measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts. The Index rolls continuously throughout each month from the fourth month contract into the seventh month contract while maintaining positions in the fifth month and sixth month contracts. The ETNs are linked to the total return version of the Indices, which includes interest accrual on the return on the notional value of the relevant Index based on the 3-month U.S. Treasury rate and reinvestment into the relevant Index as shown in more detail below.

On any S&P 500 VIX Futures Business Day, t, each Index is calculated as follows:

IndexTRt = IndexTRt-1 * (1+ CDRt + TBRt)

where:

IndexTRt-1 = The Index TR on the preceding business day, defined as any date on which the Index is calculated.

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding business day.

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for each of the indices:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for each of the indices:

where:

CRWi,t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

m = For the S&P 500 VIX Short-Term Futures™ Index m=1. For the S&P 500 VIX Mid-Term Futures™ Index m=4.

n = For the S&P 500 VIX Short-Term Futures™ Index n=2. For the S&P 500 VIX Mid-Term Futures™ Index n=7.

TBRt = Treasury Bill Return, as determined by the following formula:

where:

Deltat = the number of calendar days between the current and previous business days.

TBARt-1 = the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The Roll Period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date. Thus, the indices are rolling on a continual basis. On the business date after the current Roll Period ends the following Roll Period will begin. In calculating the Total Return of each of the indices, the Contract Roll Weights (CRWi,t) of each of the contracts in the index, on a given day, t, are determined as follows:

S&P 500 VIX Short-Term Futures™ Index

where:

dt =	The total number of business days in the current Roll Period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the Roll Period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX futures holding is sold and an equal notional amount of the second month VIX futures is bought. The fraction, or quantity, is proportional to the number of first month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following Roll Period starts when the old second month VIX futures contract becomes the new first month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

S&P 500 VIX Mid-Term Futures™ Index

At the close on the Tuesday, corresponding to the start of the Roll Period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent business day a fraction of the fourth month VIX futures holding is sold and an equal notional amount of the seventh month VIX futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the following Roll Period start when the old fifth month VIX futures contract becomes the new fourth month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Base Dates

The base dates of the S&P 500 VIX Short-Term Futures™ Index and the S&P 500 VIX Mid-Term Futures™ Index are December 20, 2005 at base values of 100,000.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed. For the purpose of historical Index calculations, the following assumptions have been made in interpolating VIX futures contract prices from near-by listed contracts.

When ith future was not listed, but ith+1 and ith-1 futures were listed, the following interpolation has been assumed:

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith+2 futures were not listed, the following interpolation has been assumed:

where:

Ti = Expiration of the ith VIX Futures contract

BDays = Number of Business days between VIX Futures Expiration Days

Index Governance

The S&P 500 VIX Futures Index Committee maintains the Indices. The Index Committee meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise Index policy for timing of rebalancings or other matters.

The index sponsor considers information about changes to its indices and related matters to be potentially market moving and material.

Therefore, all Index Committee discussions are confidential.

Historical Performance of the Indices

The following graphs illustrate the performance of each Index since December, 2005. Data from that date to each index commencement date represents hypothetical values as if the relevant Index had been established on December 20, 2005 and calculated according to the methodology described above since that date. Data for dates from and including the index commencement dates represent the actual values of the Index as calculated on such dates.

The historical performance of each Index shown below should not be taken as an indication of future performance, and no assurance can be given that the value of each such Index will increase sufficiently to cause holders of the relevant ETNs to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such ETNs.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

LICENSE AGREEMENT

We anticipate entering into an agreement with S&P, the index sponsor that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the Indices in connection with certain securities.

S&P expressly agrees and acknowledges that the grant of rights to use the Indices as a component of ETNs and any similar indices to the Indices shall be on an exclusive basis for an eighteen (18) month period commencing on the effective date of the license agreement.

MODIFICATIONS TO THE INDICES

The index sponsor may revise Index policy for timing of rebalancings or other matters as described above under “The Indices—Index Governance”. The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance or Modification of an Index”. The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events Relating to the Indices

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of each Index based on the most recent prior closing futures prices published by the CBOE and the roll of each Index for that day will be carried to the next CBOE business day as described above under “Composition of the Indices—Contract Rebalancing”. If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish an Index for that day.

If an exchange introduces a holiday during the month of an Index calculation, the Index will not be published on that holiday and the roll for that day will be carried to the next CBOE business day as described above under “Composition of the Indices—Contract Rebalancing”.

Market Disruption and Force Majeure Events Relating to the ETNs

If an Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects any Index, any futures contract underlying any Index and/or the ability to hedge any Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index. The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for any series of ETNs be postponed by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a market disruption event:

•	the index sponsor does not publish the level of an Index on any index business day;

•

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange

•	a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

•

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

•	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

•	on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying an Index;

•

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying an Index; and

•	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect any Index, any futures contract underlying any Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

•	a price change exceeding limits set by such relevant exchange,

•	an imbalance of orders relating to such options, or

•	a disparity in bid and ask quotes relating to such options

will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

Disclaimer

The ETNs are not sponsored, endorsed, sold or promoted by the index sponsor or the CBOE. The index sponsor and the CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either Index to track market performance. S&P’s and CBOE’s only relationship to Barclays is the licensing of certain trademarks and trade names of S&P, CBOE and the Indices which are determined, composed and calculated by S&P without regard to Barclays or the ETNs. S&P has no obligation to take the needs of Barclays or the owners of the ETNs into consideration in determining, composing or calculating the Indices. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by S&P.

The index sponsor does not guarantee the accuracy and/or completeness of the Indices, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Indices. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Indices or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Indices or publication of the Index level (or failure to publish such value) and any use to which any person may put the Indices or their respective levels. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index or any other financial instruments related to the S&P 500® Index and the VIX Index; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the ETNs of any series will be calculated and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the following ticker symbols:

ETNs	Ticker Symbol
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX.IV
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ.IV

In connection with your ETNs, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Closing Indicative Value on the immediately preceding calendar day X Current Index Factor - Current Investor Fee where:

Closing Indicative Value = The closing indicative value of the ETNs of any series as described in this pricing supplement.

Current Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your ETNs, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

Bloomberg L.P. is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the ETNs of any series. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank

PLC’s customers, holders of the ETNs, or any other person or entity from the use of the indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of any Index or the ETNs of any series, the accuracy and adequacy of any Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your ETNs. The actual trading price of the ETNs of any series may be different from their indicative value.

As discussed in “Specific Terms of the ETNs—Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date minus the redemption charge. You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs of any series at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Split or Reverse Split of the ETNs

Should the closing indicative value on any business day be above $400.00, Barclays intends, but is not obligated, to initiate a 4 for 1 split of your ETNs. Should the closing indicative value on any business day be below $25.00, Barclays intends, but is not obligated, to initiate a 1 for 4 reverse split of your ETNs.

If the ETNs undergo a split, Barclays will adjust the terms of the ETNs accordingly. If the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The ex-date for the split would be on the 10th business day after the day on which the closing indicative value was above $400.00. The closing indicative value on such day would be divided by 4 to reflect the 4:1 split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. Settlement of any split would be on a standard T+3 basis.

In the case of a reverse split, Barclays will reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by it in its sole discretion. If the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The ex-date for the reverse split would be on the 10th business day after the day on which the closing indicative value was below $25.00. The closing indicative value on such day would be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. Settlement of any reverse split would be on a standard T+3 basis.

Holders who own a number of ETNs on the record date which is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by 4, and Barclays will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by it in its sole discretion. Barclays current intention is to provide holders with a cash payment for their partials equal to the appropriate percentage of the closing indicative value on the 15th business day following the day on which the closing indicative value was below $25.00. For example, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on a T+3 basis, and a cash payment equal to 3/4ths of the closing indicative value on the 15th business day following the day on which the closing indicative value was below $25.00.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs of any series registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs of any series should read the section entitled “Description of Debt ETNs – Legal Ownership; Form of Debt ETNs” in the accompanying prospectus.

The ETNs of all series are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets – Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs of each series. If you have purchased the ETNs of any series in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception and Issuance

The ETNs are expected to be first issued on [—], 2009, and each will be due on [—], 2019.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs of all series in denominations of $100.00.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN in that series equal to the closing indicative value for that series on the applicable final valuation date.

The “closing indicative value” for a series of ETNs on any calendar day will be calculated in the following manner: The closing indicative value on the inception date will equal $100. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee for that series on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The “daily index factor” for a series of ETNs on any index business day will equal (1) the closing level of the Index for that series on such index business day divided by (2) the closing level of the Index for that series on the immediately preceding index business day.

The “investor fee” for a series of ETNs is 0.89% per year times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.89% times (2) the closing indicative value for that series on the immediately preceding calendar day times (3) the daily index factor for that series on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year.

The “final valuation date” is [—], 2019.

A “trading day” for a series of ETNs is a day on which (1) it is a business day in New York, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

An “index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

Valuation Date

A valuation date is each business day from [—], 2009 to [—], 2019 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of any index component. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs of the relevant series, provided that you present at least 25,000 ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative value for that series on the related valuation date minus the redemption charge.

The “closing indicative value” for a series of ETNs on any calendar day will be calculated in the following manner. The closing indicative value on the inception date will equal $100. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee for that series on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The “daily index factor” for a series of ETNs on any index business day will equal (1) the closing level of the Index for that series on such index business day divided by (2) the closing level of the Index for that series on the immediately preceding index business day.

The “investor fee” for a series of ETNs is 0.89% per year times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.89% times (2) the closing indicative value for that series on the immediately preceding calendar day times (3) the daily index factor for that series on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year.

The “redemption charge” is a one-time charge imposed upon early redemption and is equal to 0.05% times the daily closing indicative value on the valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

A “valuation date” is each business day from [—], 2009 to [—], 2019, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.

A “redemption date” for each series of ETNs is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value minus the redemption charge, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Default Amount on Acceleration

If an event of default occurs and the maturity of a series of ETNs is accelerated, we will pay the default amount in respect of the principal of that series of ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which each series of ETNs is a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt ETNs—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for a series of ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for a series of ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the series of ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as any series of ETNs. If there is substantial demand for a series of ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.

Discontinuance or Modification of an Index

If the index sponsor discontinues publication of any Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to that Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of that Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of any Index is discontinued and there is no successor index, or that the closing value of that Index is not available for any reason, on the date on which the value of that Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Index.

If the calculation agent determines that any Index or the method of calculating any Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the value of that Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of a series of ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to a series of ETNs, unless otherwise specified we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

When we refer to an index business day with respect to a series of ETNs, we mean a day on which (1) it is a business day in New York and (2) the CBOE is open.

Role of Calculation Agent

Initially, we will serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs of any series, including at maturity or upon redemption, market disruption events, business days, trading days, the closing indicative value, the daily index factor, the default amount, the level of any Index on the inception date, any valuation date, the investor fee, the maturity date, redemption dates, valuation dates, the amount payable in respect of your ETNs at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the ETNs of any series through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs of any series for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs of any series as described below.

In anticipation of the sale of a series of ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. In addition, from time to time after we issue a series of ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index, the S&P 500® Index or any equity securities underlying the S&P 500® Index;

•	acquire or dispose of long or short positions in equity securities underlying the S&P 500® Index; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to a series of ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.

The hedging activity discussed above may have a negative effect on the market value of the ETNs of any series from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL TAX CONSIDERATIONS

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETN as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the ETNs should be treated as a pre-paid contract with respect to the applicable Index. The terms of the ETNs require you and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the ETNs for all United States federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for them. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the property is held for more than one year. If you receive cash in connection with a reverse split (as described above under “Valuation of the ETNs—Split or Reverse Split), you should recognize capital gain or loss in an amount equal to the difference between the cash you receive and your basis in the ETNs for which you receive such cash.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper federal income tax treatment of an instrument such as the ETNs, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ETNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of

Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate.

In addition, one member of the House of Representatives introduced a bill that, if enacted, would require holders of ETNs purchased after the bill is enacted to accrue interest income over the term of the ETNs despite the fact that there will be no interest payments over the term of the ETNs. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your ETNs.

Other treatments would also be possible under current law and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your ETNs, and the Internal Revenue Service might assert that your ETNs should be treated, as a debt instrument subject to the special tax rules governing contingent debt instruments. If the ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

If the ETNs are treated as a contingent debt instrument and you purchase your ETNs in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the ETNs, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ETNs in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that Section 1256 of the Internal Revenue Code could apply to your ETNs. If Section 1256 were to apply to your ETNs, you would be required to mark your ETNs to market at the end of each year (i.e., recognize income as if the ETNs had been sold for fair market value). In such case, gain or loss recognized with respect to your ETNs should be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your ETNs. Short-term capital gains are generally taxed at ordinary income levels. However, the deductibility of capital losses is subject to limitations.

In addition, the Internal Revenue Service could possibly assert that you should be treated as if you owned the underlying components of the applicable Index. Under such a characterization, it is possible the Internal Revenue Service could assert that a holder should currently recognize ordinary income in an amount equal to the interest component of the applicable Index and recognize short-term capital gain or loss each time a futures contract that is tracked by the applicable Index rolls. If you were treated as owning the underlying components of the applicable Index, it is also likely that you would be required to mark the futures contracts in the applicable Index to market at the end of each taxable year under Section 1256 and treat such gain or loss as 60% long-term capital gain or loss and 40% short-term capital gain or loss.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs could be treated as ordinary gain or loss. Alternatively, it is possible that the Internal Revenue Service could assert that the interest component of the applicable Index should be subject to tax at ordinary income rates, either during the term of the ETNs or at maturity.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations– Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We intend to sell a portion of each series of ETNs on their respective inception dates at 100% of their stated principal amount. The remainder of the ETNs of any series will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of each series of ETNs after their respective inception dates will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the ETNs of any series are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs of any series to dealers as principal, and such dealers may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs of any series, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs of any series in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the ETNs of any series and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs of any series by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of Barclays Global Investors Services, their affiliate and a member of the Financial Industry Regulatory Authority, Inc. (formerly NASD, Inc.), to promote the ETNs and provide certain services relating to the ETNs. Effective on or about December 31, 2008, Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Bank PLC and Barclays Capital Inc. and a member of the Financial Regulatory Authority, Inc. (formerly NASD, Inc.) will provide the services formerly provided by Barclays Global Investors Services. Barclays Global Investors Fund Distribution Company or Barclays Global Investors Services may receive a portion of the investor fee. Underwriting compensation will not exceed a total of 8% of proceeds.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclayscapital.com]

Subject: iPath® [insert name of ETN] Notice of Redemption, CUSIP No. [insert CUSIP No]

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[insert aggregate principal amount] Medium-Term Notes, Series A, iPath® [insert name of ETN] Exchange Traded Notes (“ETN”) due [insert maturity date] CUSIP No. [insert CUSIP No.], redeemable for a cash amount based on [insert name of relevant Index] hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the applicable closing indicative value, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25,000 ETNs at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$[—] iPath® S&P 500 VIX Short-Term Futures™ ETN

$[—] iPath® S&P 500 VIX Mid-Term Futures™ ETN

MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

[—], 2009

(to Prospectus dated August 27, 2008 and

Prospectus Supplement dated August 27, 2008)

Patent pending